Exhibit 99.2


                                 January 2, 2007

Dear Fellow Shareholders:

On December 20, 2006, we offered two seats on the Friendly's Board of Directors to Sardar Biglari and his associate Phillip Cooley. Mr. Biglari and Mr. Cooley would join the Friendly's board with a single condition - that they agree not to seek additional seats in a hostile manner. This condition would remain in place for as long as they remain members of the Friendly's Board of Directors. All of the current Board members would agree to be subject to this same condition. If Mr. Biglari and Mr. Cooley seek additional seats in a hostile manner, it defeats our objective of promoting multiple viewpoints rather than a single viewpoint on the Board.

Despite his demands and our mutual desire to avoid the unnecessary expense and distraction of a proxy contest, Mr. Biglari rejected our offer. This is the second time Mr. Biglari has rejected our invitation to join the Board, and he continues to threaten what would be an expensive proxy contest for our shareholders while at the same time expressing his desire to add value to our company.

Mr. Biglari's rejection of our offer and his actions at the publicly traded Western Sizzlin Corporation ("WSC"), cause us great concern regarding his true intentions for Friendly's. We don't think he is being forthright with you, the shareholders of Friendly's. It appears clear to us that Mr. Biglari isn't interested in just a voice on the Board - he wants to control the Board.

The results at WSC suggest that it would not be in the best interest of our shareholders to allow Mr. Biglari to control the Friendly's Board. After Mr. Biglari took control of WSC, rather than reinvesting in the restaurant business of WSC, Mr. Biglari used WSC's surplus cash, its bank credit facilities and a brokerage margin account to purchase Friendly's stock. It appears that Mr. Biglari is leveraging the credit of WSC and his hedge fund to purchase our stock.

Under Mr. Biglari's leadership, WSC's operating cash has dwindled, year-to-year earnings from operations have declined, franchised restaurants continue to be closed, and its stock price has declined significantly.

While he continues to offer criticisms of our company, he hasn't offered any plan, vision or strategy for increasing Friendly's shareholder value. If Mr. Biglari gains control of your Board, he could change the Company's financial agreements to allow him to invest Friendly's cash in other companies, like he has done at WSC. We believe that Mr. Biglari wants to gain control of the Board in order to redirect corporate assets for purposes other than the continued growth of Friendly's. The Friendly's Board will take all actions necessary to prevent this from happening. Friendly's is a restaurant company not a hedge fund or investment company.

In his letter of December 11, 2006, Mr. Biglari states that he and his associate "have the experience to serve knowledgeably and judiciously." In fact Mr. Biglari and Mr. Cooley have meager restaurant operating experience. If their performance managing the assets of WSC is an indication of their experience, and as Mr. Biglari has refused our condition for Board representation, we say, "No Thank You."

We do agree with Mr. Biglari on one point. The Board of Friendly's welcomes those who offer constructive suggestions which challenge and question our strategies. To that end we decided to increase the Board with members who will bring independence, experience, success and value to enhance the business of our company. We engaged the renowned search firm of Heidrick & Struggles ("H&S") to assist us in this search. H&S was instrumental in bringing Perry Odak to the Board, and Perry has provided great value in the retail segment of Friendly's business. Through H&S, we have a number of candidates who will bring value to our other business areas, and we look forward to making an announcement shortly. In the meantime, we greatly appreciate your support of the manner in which we have been dealing with Mr. Biglari.

Sincerely,

/s/ Donald N. Smith
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Donald N. Smith
Chairman of the Board